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                                                                       EXHIBIT 5

                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                               Tel: (215) 963-5000
                               Fax: (215) 963-5299


September 8, 2000


Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380

Re: Cephalon, Inc. Registration Statement on Form S-4 (File No. 333-43104 relating to up to 7,350,000 shares of Common Stock, $.01 par value


Ladies and Gentlemen:

We have acted as counsel to Cephalon, Inc., a Delaware corporation (the "Company"), in connection with (i) the negotiation by the Company and Anesta Corp., a Delaware corporation ("Anesta"), of an Agreement and Plan of Merger dated as of July 14, 2000 (the "Merger Agreement"), among the Company, C Merger Sub, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), and Anesta, relating to the merger of Anesta and Merger Sub and (ii) the preparation of the subject Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 7,350,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share.

We understand that the issuance of the Shares pursuant to the Merger Agreement is contingent upon, among other things, the requisite approval of the Merger Agreement by the stockholders of Anesta. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws; (c) certain records of the Company's corporate proceedings; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that (i) when the Registration Statement has become effective under the Act, (ii) when the stockholders of Anesta have approved


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the Merger and (iii) when and to the extent the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP